Exhibit 99.1

Letter to Our Shareholders

Fellow Shareholders,

We enter 2022 building and shipping batteries to tier one customers and are focused on: 1) increasing our ability to respond to a growing customer base, 2) leveraging our unique architecture to drive transformative product enhancements, and 3) capitalizing on our learning from our first production line.

In January, we shipped the first samples from our first automated production line to a lead customer for qualification. We expect to recognize first product revenue in Q2 2022. We believe moving into production will distinguish us from other advanced battery companies that have claimed technology breakthroughs but remain years away from commercialization.

During Q4 2021, our 3D SiliconTM Lithium-ion battery was named a CES 2022 Innovation Awards Honoree by an elite panel of industry judges. These consumer electronic designers, engineers and members of the media determined the winners based on “innovation, engineering and functionality, aesthetic and design.”

We continue to experience more indications of demand than we can supply for several years. Our revenue funnel increased to $1.5 billion at the end of Q4 2021, up from $1.3 billion at the end of Q3 2021.

A key driver of this revenue funnel growth was increased output of Enovix battery samples available for customers from our pilot line during the quarter. Increased sample supply enables customers to more quickly decide whether our battery is right for their product. We have now sampled more than 35 customers with our four standard battery designs. Other drivers of the funnel increase included: 1) greater engagement throughout Asia as we build out our team globally, 2) engagements seeded by Qualcomm’s wearables ecosystem accelerator program, and 3) increased interest from industrial customers who put a premium on energy density.

The speed by which we capture this demand will ultimately be governed by how fast we qualify customers, improve our manufacturing processes and bring on additional capacity.

We are prioritizing customer qualification and manufacturing improvements ahead of scaling capacity. Our team has identified opportunities for manufacturing performance improvements as we have brought up the first production line. This learning has enabled our engineers to design a next-generation pilot line and a next-generation production line that shares the same process kernels but will be faster, more energy and capital efficient, and will occupy a smaller footprint.

In 2022, we will order a new pilot line based on this design to respond to increasing customer engagement and a desire to shorten custom-cell qualification timelines. Shortly thereafter we plan to order the first next-generation production line, scheduled for commercial production by mid-2023. Concurrently we are evaluating options for Fab-2 with the design points of this next generation equipment in mind.

Last, we are excited today to give two positive updates on our Electric Vehicle (EV) activities:

1.
We are seeing encouraging results from our efforts to demonstrate our 100% active silicon anode paired with EV-class cathode materials. These cells have now reached 789 cycles while retaining 96% of their capacity.

2.
Today we announced the addition of Patrick Donnelly as vice president of strategic business development, focused on EVs. Donnelly joins us from Samsung SDI, where he served as vice president of sales and marketing for North America. His team struck several multibillion-dollar contracts for lithium-ion batteries, and he brings nearly three decades of experience in the automotive industry.

Scorecard

As we evolve from a company focused predominantly on R&D and customer sampling to a company capable of volume production and commercialization, we believe shareholders should evaluate our progress across five key areas:

Category	Milestone
1. Technology and Products	EX-1: 900 Wh/L energy density 2022 EX-2: 1,030 Wh/L energy density 2023 EX-3: 1,255 Wh/L energy density 2025
2. Manufacturing and Scale-Up	Capacity added to support $1 billion+ revenue
3. Commercialization	Progress funnel to revenue
4. Market Expansion	Broaden end market applications
5. Financials	$1 billion+ annualized revenue 50% GM% / 30% EBIT% Long-Term Model

Technology and Products. At the 21st Annual Advanced Automotive Battery Conference in December, we highlighted the advantages at the pack level of our cell architecture, which include energy density, fast charge and manufacturability. We also revealed new and encouraging data on the cycle life performance of our cells using an EV-class NMC cathode as part of our demonstration project with the U.S. Department of Energy. These cells have continued to progress and have now reached 789 cycles with 96% capacity remaining, on track to surpass the goal of 1,000-cycles with 80% capacity remaining.

To respond to increasing demand for custom cell design the company is investing in a next generation pilot line capable of delivering more than 10x the number of samples as our current pilot line.

Manufacturing and Scale-Up. We recently passed internal UN38.3 qualification testing, which allows us to ship our cells via air, land or sea transportation. UN38.3 is the United Nations standard for safe transportation of lithium-ion batteries and is only granted to products that meet strict international safety and abuse tolerance standards through a series of certified test protocols. Reaching this milestone involves passing vibration, shock, altitude, short circuit, forced discharge and abuse testing.

We have commenced deliveries from Fab-1 to our lead customers. Getting to this point was not easy. We have overcome obstacles such as extended shipping times and intermittent vendor support during equipment bring-up resulting from COVID travel restrictions to/from Asia. Fab-1 features a first-of-its-kind line for battery production. As a result, every day we solve problems needed to improve yield and output. Simultaneously, this work is providing valuable learning, improving our processes and equipment for future lines.

In 2022, we plan to incrementally scale up output from Fremont line 1 to produce batteries for the wearables market while bringing up line 2 in Fremont to make larger cells for customer qualification in the mobile communications and laptop markets.

Commercialization. Our revenue funnel at the end of 2021 was $1.5 billion, comprised of $1.17 billion of engaged opportunities and $355 million of active designs and design wins.

New customer engagement continues to be broad-based across multiple end markets with incremental impact notable in industrial end markets. Geographically, we are putting in the infrastructure to enable a global commercial organization, including multiple branch offices in Asia. Our efforts to date are driving an overall increase in engagement, notably with smartphone and smartwatch brands.

We also recently met battery performance specifications with a second leading global smartwatch brand, a key step toward the possible design of our cell into a future product.

Market Expansion. We continue to see many applications for our battery coming into our revenue funnel. Notable in the fourth quarter was the interest we saw from industrial customers and battery pack providers. With Enovix, they now have a path to an increase in energy density. We are seeing a variety of applications emerge, including video doorbells, GPS handhelds and medical devices, among others.

Financials. During the fourth quarter, we announced the redemption of our public warrants, which we closed in January 2022. This resulted in net proceeds of approximately $130 million based on the exercise of 11.3 million warrants. We continue to target $1 billion in annualized revenue, based on the strength of our revenue funnel.

Company Strategy

Our progress in the fourth quarter moved us closer to our goal of delivering batteries with record energy densities for industry-leading customers in mobile electronics in 2022.

We are targeting this market initially for several reasons:

1.
Product designers demand high energy densities, which allow them to add features, functionality and create new form factors.
2.
Batteries often make up a small fraction of the cost of the device, which speeds adoption in premium products.
3.
Consumer electronics design cycles and qualification cycles are significantly shorter than in other applications such as automotive, thus enabling us to quickly get to volume production and revenue.

Our near-term focus is on the following market applications: wearables (smartwatches, AR/VR, headsets, etc.), computing and mobile communications. We estimate the total addressable market for Lithium-ion batteries in these markets to be $13 billion in 2025. We are actively sampling to potential customers across all three of these markets and have design wins in each. We believe this strategy will allow us to deliver energy densities years ahead of the competition and provide a meaningful head start to reach scale and benefit from manufacturing learning curves.

In wearables, we have engagements with over 20 brands across multiple product types, many of which require a step change in energy density to even be possible. In wrist-worn wearables (smartwatches and fitness trackers) we have seen incremental engagements due to our membership in Qualcomm’s wearables ecosystem accelerator program. Qualcomm was an early strategic investor in our company and its Snapdragon Wear platform has strong adoption in the industry. At the same time, we have deepened our engagement with technical teams at some of the leading brands in the wearables industry.

In computing, we see the early beginnings of a megatrend whereby PCs will function like smartphones in terms of always-on performance, connected apps, streaming gaming and AI. These applications in turn put more strain on achieving full-day battery life. As a result, we have multiple engagements with leading brands in this category and to meet demand we are increasing sampling capacity of larger cells in 2022. We are also increasing our engagements with Asia-based ODMs.

In mobile communications, we have broadened our engagements with Asia-based smartphone OEMs, all of whom are starved for energy density to enable features such as 5G, AI and gaming. Additionally, we are seeing an incremental opportunity emerge in aftermarket smartphone power packs. Designers of these packs intend to make them sleeker and easier to use (e.g., with magnetic attachment and wireless power transmission). Increased energy density is a key enabler of achieving desirable form factors for this segment.

We believe our focus on these initial categories will prepare us to address the EV battery opportunity. Entering the EV market requires billions of dollars of capital to build Gigafactories, lower costs than conventional cells and long qualification cycles. We believe the best approach for our shareholders is to start in premium markets where we can prove out our technology and manufacturing process while driving toward profitability. At the same time, we are seeding our entry into the EV market by sampling batteries to EV OEMs and continuing work on our three-year grant with the U.S. Department of Energy to demonstrate batteries featuring our silicon anode paired with EV-class cathode materials. Our goal is to translate this work into partnerships (joint venture or licensing) with EV OEMs or battery OEMs in order to commercialize our technology in this end market.

Outlook

Having met our goal to begin commercial production this year, we are now focused on qualifying customers and improving our manufacturing processes ahead of scaling up production capacity.

For full-year 2022, we expect to recognize between $6 million and $12 million of revenue, which we expect will include both product revenue and non-recurring engineering (NRE) revenue. While 2022 is an important year for us to demonstrate commercialization, our production lines will also focus on producing battery samples needed to seed product revenue ramps in future years.

For full-year 2022, we expect to use between $190 million and $210 million of cash with roughly 55% coming from capital expenditures. Like many others, we are experiencing inflationary pressures that impact the cost of battery production equipment given the surge in global demand for lithium-ion batteries. Our investments in 2022 include:

•
Ongoing buildout of Fab-1 as we ramp production,
•
Ordering our next-generation pilot line at Fab-1,
•
Ordering our first next-generation production line, and
•
Hiring top talent.

Summary

We made significant progress in 2021 by equipping our first factory, allowing us to start commercial production and remain on track for our first product revenue by Q2 2022. We also became a public company in 2021 which enabled us to build a strong balance sheet and augment our management team and board of directors with world-class talent. Further, our breakthrough battery cell architecture is being recognized by customers and industry leaders for its promise to drive energy density gains previously unfulfilled by the industry.

Our task in 2022 is to build on this progress with broad design wins and enhanced scale. We also look forward this year to leveraging our unique architecture to introduce transformative product innovations to the market.

Quarterly Conference Call and Webcast

Thursday, March 3 / 2 p.m. PT / 5 p.m. ET

Webcast: ir.enovix.com

Dial-in (U.S. and Canada): (833) 865-1567

Dial-in (International): (574) 990-9731

Passcode: 5757979

Enovix Corporation

Consolidated Balance Sheets

(Unaudited)

(In Thousands, Except Share and per Share Amounts)

	January 2,	December 31,
	2022	2020
Assets
Current assets:
Cash and cash equivalents	$385,293	$29,143
Deferred contract costs	4,554	2,955
Prepaid expenses and other current assets	8,274	946
Total current assets	398,121	33,044
Property and equipment, net	76,613	31,290
Operating lease, right-of-use assets	6,669	—
Deferred contract costs, non-current	—	495
Other assets, non-current	1,162	135
Total assets	$482,565	$64,964
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,144	$2,083
Accrued expenses	7,109	1,999
Accrued compensation	4,101	1,268
Deferred revenue	5,575	5,410
Other liabilities	707	108
Total current liabilities	20,636	10,868
Deferred rent, non-current	—	1,567
Warrant liability	124,260	15,995
Operating lease liabilities, non-current	9,071	—
Deferred revenue, non-current	2,290	85
Other liabilities, non-current	191	233
Total liabilities	156,448	28,748
Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; authorized shares of 1,000,000,000; issued and outstanding shares of 152,272,287 and 100,016,559 as of January 2, 2022 and December 31, 2020, respectively	15	10
Preferred stock, $0.0001 par value; authorized shares of 10,000,000 and 0 as of January 2, 2022 and December 31, 2020; none issued and outstanding shares as of January 2, 2022 and December 31, 2020, respectively	—	—
Additional paid-in-capital	659,254	243,484
Accumulated deficit	(333,152)	(207,278)
Total stockholders’ equity	326,117	36,216
Total liabilities, convertible preferred stock and stockholders’ equity	$482,565	$64,964

Enovix Corporation

Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Share and per Share Amounts)

			Fiscal Years
	For the Quarter Ended January 2, 2022	Three Months Ended December 31, 2020	2021	2020
Operating expenses:
Cost of revenue	$120	$993	$1,967	$3,375
Research and development	12,437	5,000	37,850	14,442
Selling, general and administrative	12,205	1,947	29,705	5,713
Total operating expenses	24,762	7,940	69,522	23,530
Loss from operations	(24,762)	(7,940)	(69,522)	(23,530)
Other income (expense):
Change in fair value of convertible preferred stock warrants and common stock warrants	(59,820)	(7,033)	(56,141)	(13,789)
Issuance of convertible preferred stock warrants	—	—	—	(1,476)
Change in fair value of convertible promissory notes	—	—	—	(2,422)
Gain on extinguishment of paycheck protection program loan	—	1,628	—	1,628
Interest expense, net	—	—	(187)	(107)
Other (expense) income, net	14	3	(24)	46
Total other expense, net	(59,806)	(5,402)	(56,352)	(16,120)
Net loss	$(84,568)	$(13,342)	$(125,874)	$(39,650)

Net loss per share, basic and diluted	$(0.60)	$(0.15)	$(1.07)	$(0.49)
Weighted average number of common shares outstanding, basic and diluted	141,183,160	91,399,866	117,218,893	80,367,324

Enovix Corporation

Consolidated Statements of Cash Flows

(Unaudited)

(In Thousands)

	Fiscal Years
	2021	2020
Cash flows from operating activities:
Net loss	$(125,874)	$(39,650)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	995	579
Amortization of right-of-use assets	520	—
Stock-based compensation expense	10,711	666
Changes in fair value of convertible preferred stock warrants and common stock warrants	56,141	13,789
Issuance of convertible preferred stock warrants (non-cash)	—	1,476
Change in fair value of convertible promissory notes	—	2,422
Loss (gain) on early debt extinguishment	60	(1,628)
Interest expense (non-cash)	—	107
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(9,987)	(577)
Deferred contract costs	(967)	(2,482)
Accounts payable	1,523	1,826
Accrued expenses and compensation	4,794	2,617
Deferred revenue	2,370	185
Deferred rent	—	681
Other liabilities	8,009	(61)
Net cash used in operating activities	(51,705)	(20,050)
Cash flows from investing activities:
Purchase of property and equipment	(43,584)	(26,953)
Net cash used in investing activities	(43,584)	(26,953)
Cash flows from financing activities:
Proceeds from Business Combination and PIPE financing	405,155	—
Payments of transaction costs related to Business Combination and PIPE financing	(31,011)	—
Proceeds from issuance of convertible preferred stock, net	—	63,932
Proceeds from exercise of common stock warrants	77,170	—
Proceeds from secured promissory notes, converted promissory notes and paycheck protection program loan	15,000	—
Proceeds from paycheck protection program loan	—	1,628
Repayment of secured promissory note	(15,000)	—
Payment of debt issuance costs	(90)	—
Proceeds from exercise of convertible preferred stock warrants	102	—
Proceeds from the exercise of stock options	190	360
Repurchase of unvested restricted common stock	(27)	—
Net cash provided by financing activities	451,489	65,920
Change in cash, cash equivalents, and restricted cash	356,200	18,917
Cash and cash equivalents and restricted cash, beginning of period	29,218	10,301
Cash and cash equivalents and restricted cash, end of period	$385,418	$29,218

Net Loss to Adjusted EBITDA

While we prepare our condensed consolidated financial statements in accordance with GAAP, we also utilize and present certain financial measures that are not based on GAAP. We refer to these financial measures as “Non-GAAP” financial measures. In addition to our financial results determined in accordance with GAAP, we believe that EBITDA and Adjusted EBITDA are useful measures in evaluating its financial and operational performance distinct and apart from financing costs, certain non-cash expenses and non-operational expenses.

These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the Non-GAAP financial measures presented by also providing the most directly comparable GAAP measures.

We use Non-GAAP financial information to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes. We believe that Non-GAAP financial information, when taken collectively, may be helpful to investors in assessing its operating performance and comparing its performance with competitors and other comparable companies. You should review the reconciliations below but not rely on any single financial measure to evaluate our business.

“EBITDA” is defined as earnings (net loss) adjusted for interest expense; income taxes; depreciation expense, and amortization expense. “Adjusted EBITDA” includes additional adjustments to EBITDA such as stock-based compensation expense; change in fair value of convertible preferred stock warrants, common stock warrants and convertible promissory notes; and other special items as determined by management which it does not believe to be indicative of its underlying business trends.

Below is a reconciliation of net loss on a GAAP basis to the Non-GAAP EBITDA and Adjusted EBITDA financial measures for the periods presented below (in thousands):

			Fiscal Years
	Quarter Ended January 2, 2022	Three Months Ended December 31, 2020	2021	2020
Net loss	$(84,568)	$(13,342)	$(125,874)	$(39,650)
Interest expense, net	—	—	187	107
Depreciation and amortization	453	143	1,515	579
EBITDA	(84,115)	(13,199)	(124,172)	(38,964)
Stock-based compensation	3,994	469	10,711	666
Change in fair value of convertible preferred stock warrants and common stock warrants	59,820	7,033	56,141	13,789
Issuance of convertible preferred stock warrants	—	—	—	1,476
Change in fair value of convertible promissory notes	—	—	—	2,422
Loss (gain) on early debt extinguishment	—	(1,628)	60	(1,628)
Adjusted EBITDA	$(20,301)	$(7,325)	$(57,260)	$(22,239)

Free Cash Flow

Below is a reconciliation of Net cash used in operating activities to the Free Cash Flow financial measures for the periods presented below (in thousands):

	Fiscal Years
	2021	2020
Net cash used in operating activities	$(51,705)	$(20,050)
Capital (expenditures)	(43,584)	(26,953)
Free Cash Flow (1)	$(95,289)	$(47,003)

(1)

We define “Free Cash Flow” as (i) Net cash from operating activities less (ii) capital expenditures, net of proceeds from disposals of property and equipment, all of which are derived from our condensed consolidated statements of cash flow. The presentation of non-GAAP Free Cash Flow is not intended as an alternative measure of cash flows from operations, as determined in accordance with GAAP. We believe that this financial measure is useful to investors because it provides investors to view our performance using the same tool that we use to gauge our progress in achieving our goals and it is an indication of cash flow that may be available to fund investments in future growth initiatives.

Management’s Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Free Cash Flow are intended as supplemental financial measures of our performance that are neither required by, nor presented in accordance with GAAP. We believe that the use of EBITDA, Adjusted EBITDA and Free Cash Flow provides an additional tool for investors to use in evaluating ongoing operating results, trends, and in comparing our financial measures with those of comparable companies, which may present similar Non-GAAP financial measures to investors.

However, you should be aware that when evaluating EBITDA, Adjusted EBITDA, and Free Cash Flow, we may incur future expenses similar to those excluded when calculating these measures. In addition, the presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Our computation of EBITDA, Adjusted EBITDA, and Free Cash Flow may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA, Adjusted EBITDA and Free Cash Flow in the same fashion.

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “believe”, “will”, “may”, “estimate”, “continue”, “anticipate”, “intend”, “should”, “plan”, “expect”, “predict”, “could”, “potentially", “target”, “project”, “evaluate,” “emerge,” “focus,” “goal” or the negative of these terms or similar expressions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding our ability to respond to customer demand and the strength of such demand, our financial and business performance, our product revenue, service revenue and projections thereof, our ability to build and scale our advanced silicon-anode lithium-ion battery, leveraging our unique battery architecture to drive transformative product enhancements, capitalizing on our learning from our first production line, optimizing our manufacturing process, our production and commercialization timeline, our ability to meet milestones and deliver on our objectives and expectations, the implementation and success of our business model and growth strategy, various addressable markets, market opportunity and the expansion of our customer base, power future industries with our technology, new engagements in Asia-based markets and market expansion (including wearable, computing, mobile communications and EV) and new customer engagements, our ability to meet the expectations of new and current customers, the design and build out of our next-generation pilot line and next-generation production lines, our projections regarding energy density, the progress of our cells using an EV-class NMC cathode, our ability to attract and hire additional talent, the strength of our brand, our future product development, the progress and results of our program with the U.S. Department of Energy, roadmap and the future demand for our lithium ion battery solutions, and the strategies, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, our ability to improve energy density among our products, our ability to establish sufficient manufacturing and optimize manufacturing processes to meet demand, sourcing or establishing supply relationships, adequate funds to acquire our next manufacturing facility, market acceptance of our products, changes in consumer preferences or demands, changes in industry standards, the impact of technological development and competition, and global economic conditions, including inflationary and supply chain pressures as well as effects of the COVID-19 pandemic, and political, social, and economic instability, including as a result of armed conflict, war or threat of war, terrorist activity or other security concerns or trade and other international disputes that could disrupt supply or delivery of, or demand for, our products. For additional information on these risks and uncertainties and other potential factors that could affect our business and financial results or cause actual results to differ from the results predicted, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q and other documents that we have filed, or that we will file, with the SEC. Any forward-looking statements made by us in this letter to shareholders speak only as of the date on which they are made and subsequent events may cause these expectations to change. We disclaim any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.